Filed Pursuant to Rule 433
Registration No. 33-145894
May 16, 2008
Starwood Hotels & Resorts Worldwide, Inc.
Pricing Term Sheet Dated May 16, 2008
6.25% Senior Notes Due 2013
6.75% Senior Notes Due 2018

Issuer:	Starwood Hotels & Resorts Worldwide, Inc.

Size:	2013 Notes: $200 million aggregate principal amount of 6.25% Senior Notes due 2013

2018 Notes: $400 million aggregate principal amount of 6.75% Senior Notes due 2018

Maturity:	2013 Notes: February 15, 2013 2018 Notes: May 15, 2018

Coupon:	2013 Notes: 6.25%, accruing from February 15, 2008 2018 Notes: 6.75%, accruing from May 23, 2008

Price to Public:	2013 Notes: 100.747% of face amount, plus accrued interest from February 15, 2008 2018 Notes: 100.000% of face amount, plus accrued interest, if any, from May 23, 2008

Yield to maturity:	2013 Notes: 6.063% of face amount 2018 Notes: 6.750% of face amount

Spread to Benchmark Treasury:	2013 Notes: T+ 300.0 basis points 2018 Notes: T+296.6 basis points

Benchmark Treasury:	2013 Notes: UST 3.125% due April 30, 2013 2018 Notes: UST 3.875% due May 15, 2018

Benchmark Treasury Yield:	2013 Notes: 100-09; 3.063% 2018 Notes: 100-24; 3.784%

Interest Payment Dates:	2013 Notes: February 15 and August 15, commencing August 15, 2008

2018 Notes: May 15 and November 15, commencing November 15, 2008

Record Dates:	2013 Notes: February 1 and August 1 2018 Notes: May 1 and November 1

Redemption Provisions:
Make-whole call	2013 Notes: At any time at a discount rate of Treasury plus 35 basis points

2018 Notes: At any time at a discount rate of Treasury plus 45 basis points

Settlement:	T+5; May 23, 2008

CUSIP:	2013 Notes: 85590A AK0 2018 Notes: 85590A AL8

Ratings:	Baa3 (stable)/BBB-(stable)/BBB-(stable)

2013 Notes

Joint Book-Running Managers:	Banc of America Securities LLC, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated (25% each)

2018 Notes

Joint Book-Running Managers:	Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (30% each)

J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (10% each)

Senior Co-Managers:	Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Greenwich Capital Markets, Inc., Scotia Capital (USA) Inc. (3.5% each)

Junior Co-Managers:	BBVA Securities, Inc., Calyon Securities (USA) Inc., Lazard Capital Markets LLC, Mizuho Securities USA Inc. (1.5% each)

     We expect that the delivery of the notes will be made against payment therefore on the settlement date specified above, which is the fifth business day following the date of this term sheet, or “T+5.” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, or “T+3,” unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the immediately following business day, will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this term sheet or the immediately following business day should consult their own advisor.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322, J.P. Morgan Securities Inc. at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408 or Morgan Stanley & Co. Incorporated at 1-866-718-1649.